As filed with the Securities and Exchange Commission on June 17, 2014

Registration No. 333-177309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Clean Diesel Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2810	06-1393453
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4567 Telephone Road, Suite 100

Ventura, California 93003

(805) 639-9458

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nikhil A. Mehta

Member of the Interim Office of the

Chief Executive Officer and Chief Financial Officer

Clean Diesel Technologies, Inc.

4567 Telephone Road, Suite 100

Ventura, California 93003

(805) 639-9458

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven D. Pidgeon

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

(480) 606-5124

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

On October 13, 2011, Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-177309) (the “Registration Statement”), which was amended by Pre-Effective Amendment No. 1 to Form S-1 filed with the SEC on November 16, 2011, for the purpose of registering the sale of 1,823,577 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by Lincoln Park Capital Fund, LLC, an Illinois limited liability company (the “Selling Stockholder”). The Registration Statement was declared effective by the SEC on December 5, 2011, and was amended by Post-Effective Amendment No. 1, filed on June 8, 2012 and declared effective on June 13, 2012, and Post-Effective Amendment No. 2, filed on April 18, 2013 and declared effective on April 19, 2013.

This Post-Effective Amendment No. 3 to Form S-1 is being filed to deregister, as of the effective date of this Post-Effective Amendment No. 3, any shares of Common Stock under the Registration Statement that have not been sold pursuant to the Registration Statement and to terminate the effectiveness of the Registration Statement.

In connection with the entry by the Company into a purchase agreement with the Selling Stockholder on October 7, 2011 (the “Purchase Agreement”), pursuant to which the Selling Stockholder agreed to purchase up to $10 million of the Company’s Common Stock over approximately a 30-month period, the Company and Selling Stockholder entered into a registration rights agreement (the “Registration Rights Agreement”), which required the Company to maintain the effectiveness of the Registration Statement until the earlier of (i) the date as of which the Selling Stockholder may sell any of the Shares it received under the Purchase Agreement without restriction pursuant to the last sentence of Rule 144(b)(1)(i) promulgated under the Securities Act of 1933, as amended, or (ii) the date on which the Selling Stockholder sold all of the Shares it received under the Purchase Agreement and no additional Shares remain available for purchase by the Selling Stockholder under the Purchase Agreement. On October 7, 2011, the Company issued 40,247 Shares to the Selling Stockholder, representing the only Shares issued by the Company to the Selling Stockholder under the Purchase Agreement. In addition, the Purchase Agreement has terminated pursuant to its terms. Accordingly, the Company is no longer required to maintain the effectiveness of the Registration Statement by the Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ventura, State of California, on the 17 day of June 2014.

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Nikhil A. Mehta
Nikhil A. Mehta Member of the Interim Office of the Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nikhil A. Mehta Nikhil A. Mehta	Member of the Interim Office of the Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	June 17, 2014

/s/ Pedro J. Lopez-Baldrich Pedro J. Lopez-Baldrich	Member of the Interim Office of the Chief Executive Officer(Principal Executive Officer)	June 17, 2014

/s/ David E. Shea David E. Shea	Corporate Controller(Principal Accounting Officer)	June 17, 2014

* Alexander “Hap” Ellis III	Chairman of the Board	June 17, 2014

/s/Lon E. Bell Lon E. Bell, Ph.D.	Director	June 17, 2014

* Bernard (“Bud”) H. Cherry	Director	June 17, 2014

* Charles R. Engles, Ph.D.	Director	June 17, 2014

* Mungo Park	Director	June 17, 2014

*By:  /s/ Nikhil A. Mehta

Nikhil A. Mehta

Attorney-in-fact

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